As filed with the Securities and Exchange Commission on December 18, 2020

Registration No. 333-232585

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-232585
UNDER THE SECURITIES ACT OF 1933

INTERNATIONAL BUSINESS MACHINES CORPORATION

(Exact name of registrant as specified in its charter)

New York	13-0871985
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

New Orchard Road Armonk, New York 10504
(Address of Principal Executive Offices)

IBM Red Hat Acquisition Long-Term Performance Plan Red Hat, Inc. 2004 Long-Term Incentive Plan Ansible, Inc. 2013 Stock Incentive Plan Makara, Inc. 2008 Equity Incentive Plan
(Full title of the plan)

Frank P. Sedlarcik, Esq. Vice President, Assistant General Counsel and Secretary International Business Machines Corporation Corporate Legal Department Armonk, New York 10504 (914) 499-1900
(Name, address and telephone number, including area code, of agent for service)

Copies to: Scott A. Barshay, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

INTRODUCTORY STATEMENT

On July 9, 2019, International Business Machines Corporation (“IBM”) acquired all of the issued and outstanding common shares of Red Hat, Inc. (“Red Hat”), pursuant to the Agreement and Plan of Merger, dated as of October 28, 2018 (the “Merger Agreement”), among IBM, Red Hat and Socrates Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of IBM (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into Red Hat (the “Merger”), with Red Hat surviving the Merger and becoming a wholly owned subsidiary of IBM. The Merger Agreement provided that, at the effective time of the Merger, each share of Red Hat common stock that remained available for issuance pursuant to the Red Hat Inc. 2004 Long-Term Incentive Plan, the Ansible, Inc. 2013 Stock Incentive Plan or the Makara, Inc. 2008 Equity Incentive Plan, in each case, as amended (the “Residual Shares”) was to be converted into shares of IBM capital stock available for issuance determined by multiplying the number of Residual Shares by a fraction, the numerator of which is $190.00 and the denominator of which was the closing price per share of IBM capital stock on the New York Stock Exchange Composite Transactions Tape on the trading day immediately preceding the date on which the Merger effective time occurred (rounded down to the nearest whole share).

On December 15, 2020, the independent Executive Compensation and Management Resources Committee of the Board of Directors of IBM unanimously approved the IBM Red Hat Acquisition Long-Term Performance Plan, filed as an exhibit to this post-effective amendment (the “New Plan”). The New Plan meets certain requirements set forth by the New York Stock Exchange for use without further shareholder approval, including that eligible participants in the New Plan are limited to individuals who were not employed by IBM as of the closing of the Merger. Accordingly, IBM is filing this post-effective amendment No. 1 to the Registration Statement on Form S-8 originally filed with the Securities and Exchange Commission on July 9, 2019 to provide for the issuance of equity awards under the New Plan. No additional shares of common stock, par value $.20 per share (“Common Stock”), of IBM are being registered hereby. Registration fees in connection with the Registration Statement were paid at the time of the filing of the initial Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein and shall be deemed a part hereof:

•	The Annual Report of IBM on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 25, 2020.

•	The Quarterly Reports of IBM on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the Commission on April 28, 2020, July 28, 2020 and October 27, 2020, respectively.

•	The portions of IBM’s Definitive Proxy Statement on Schedule 14A for the 2020 annual meeting of stockholders filed on March 9, 2020 that are incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2019.

•	The Current Reports of IBM on Form 8-K, or filed portions of those reports, filed (but not portions of those reports which were furnished) with the Commission on January 21, 2020, January 22, 2020, January 29, 2020, January 31, 2020, February 3, 2020, February 10, 2020, April 7, 2020, April 20, 2020, April 21, 2020, April 29, 2020, May 1, 2020, May 6, 2020, July 2, 2020, July 20, 2020, October 19, 2020, December 16, 2020 and December 18, 2020.

•	The description of IBM’s capital stock contained in IBM’s registration statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

All documents filed by IBM pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. In no event, however, shall any information that IBM discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and any corresponding exhibits thereto, which IBM may furnish to the Commission from time to time, be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the IBM capital stock, par value $.20 per share, offered hereby has been passed upon by Mr. Frank P. Sedlarcik, Esq., Vice President, Assistant General Counsel and Secretary of IBM. As of December 18, 2020, Mr. Frank P. Sedlarcik beneficially owns shares of Common Stock.

Item 6.	Indemnification of Directors and Officers.

The By-Laws of IBM (Article VI, Section 6) provide the following:

“The Corporation shall, to the fullest extent permitted by applicable law as in effect at any time, indemnify any person made, or threatened to be made, a party to an action or proceeding whether civil or criminal (including an action or proceeding by or in the right of the Corporation) by reason of the fact that such person is (i) an officer or director of the Corporation or (ii) an officer or director of the Corporation who is asked to serve in any capacity at the request of the Corporation in any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against, in each case, judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein. Such indemnification shall be a contract right that vests upon the occurrence or alleged occurrence of any act or omission to act that forms the basis for or is related to the claim for which indemnification is sought and shall include the right to be paid advances of any expenses incurred by such person in connection with such action, suit or proceeding, and the right to be indemnified for expenses incurred by such person in connection with successfully establishing a right to indemnification, in each case consistent with the provisions of applicable law in effect at any time. Indemnification shall be deemed to be ‘permitted’ within the meaning of the first sentence hereof if it is not expressly prohibited by applicable law as in effect at the time. The indemnification rights hereunder shall continue as to any such person who has ceased to be an officer or director of the Corporation and shall inure to the benefit of the heirs, executors and administrators of any such person. If the right of indemnification provided for in this Section 6 is amended or repealed, such amendment or repeal will not limit the indemnification provided for herein with respect to any acts or omissions to act occurring prior to any such amendment or repeal.”

The Certificate of Incorporation of IBM (Article Eleven) provides the following:

“Pursuant to Section 402(b) of the Business Corporation Law of the State of New York, the liability of the Corporation’s directors to the Corporation or its stockholders for damages for breach of duty as a director shall be eliminated to the fullest extent permitted by the Business Corporation Law of the State of New York, as it exists on the date hereof or as it may hereafter be amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.”

With certain limitations, Sections 721 through 726 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action (i) by a corporation or in its right in order to procure a judgment in its favor unless he shall have breached his duties, or (ii) other than an action by or in the right of the corporation in order to procure a judgment in its favor, if such director or officer acted in good faith and in a manner he reasonably believed to be in or, in certain cases not opposed to, such corporation’s interest and additionally, in criminal actions, had no reasonable cause to believe his conduct was unlawful.

In addition, IBM maintains directors’ and officers’ liability insurance policies.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Certificate of Incorporation of IBM (incorporated by reference to Exhibit 3.2 to Form 8-K filed on April 27, 2007)

4.2	By-laws of IBM (incorporated by reference to Exhibit 3.2 to Form 10-K filed on February 25, 2020)

4.3	Amended and Restated Red Hat, Inc. 2004 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 to Form S-8 filed by Red Hat, Inc. on September 25, 2012)

4.4	Ansible, Inc. 2013 Stock Incentive Plan, as Amended (incorporated by reference to Exhibit 99.1 to Form S-8 filed by Red Hat, Inc. on November 6, 2015)

4.5	Makara, Inc. 2008 Equity Incentive Plan (incorporated by reference to Exhibit 99.1 to Form S-8 filed by Red Hat, Inc. on December 7, 2010)

4.6	Amendment No. 1 to Makara, Inc. 2008 Equity Incentive Plan (incorporated by reference to Exhibit 99.2 to Form S-8 filed by Red Hat, Inc. on December 7, 2010)

4.7	Amendment No. 2 to Makara, Inc. 2008 Equity Incentive Plan (incorporated by reference to Exhibit 99.3 to Form S-8 filed by Red Hat, Inc. on December 7, 2010)

4.8	IBM Red Hat Acquisition Long-Term Performance Plan

5.1	Opinion of Frank P. Sedlarcik, Esq., Vice President, Assistant General Counsel and Secretary, regarding the legality of the securities being issued

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Frank P. Sedlarcik, Esq., Vice President, Assistant General Counsel and Secretary (included in Exhibit 5.1)

24.1	Powers of Attorney

24.2	Certified Resolutions of the IBM Board of Directors authorizing execution of this registration statement by Power of Attorney

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of North Castle, State of New York, on the 18th day of December, 2020.

INTERNATIONAL BUSINESS MACHINES CORPORATION

By:	/s/ Frank P. Sedlarcik

	Name:	Frank P. Sedlarcik

	Title:	Vice President, Assistant General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on the 18th day of December, 2020.

Signature	Title

/s/ Arvind Krishna	Chief Executive Officer
Arvind Krishna	(Principal Executive Officer)

*	Senior Vice President and Chief Financial Officer
James J. Kavanaugh	(Principal Financial Officer)

*	Vice President and Controller
Robert F. Del Bene	(Principal Accounting Officer)

*	Director
Michael L. Eskew

*	Director
David N. Farr

*	Director
Alex Gorsky

*	Director
Michelle Howard

*	Director
Andrew N. Liveris

*	Director
Martha E. Pollack

*	Director
Joseph R. Swedish

*	Director
Sidney Taurel

*	Director
Peter R. Voser

*	Director
Frederick H. Waddell

* The undersigned, by signing her name hereto, does hereby execute this Registration Statement pursuant to powers of attorney filed as Exhibit 24.1 to this Registration Statement.

By:	/s/ Michelle H. Browdy

	Name:	Michelle H. Browdy

	Title:	Attorney-in-Fact